FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.

The information in this Item 1.02 is being filed within four business days of December 23, 2005 to report the termination on such date of the Intercompany Revolving Credit Agreement dated November 9, 2005, ("Intercompany Revolving Credit Agreement"), between Telephone and Data Systems, Inc. ("TDS"), as Lender, and United States Cellular Corporation ("U.S. Cellular"), as Borrower. The following describes the background of this agreement and the facts that resulted in its termination.

As previously disclosed, on November 9, 2005, U.S. Cellular and its audit committee concluded that U.S. Cellular would amend its Annual Report on Form 10-K for the year ended December 31, 2004 to restate its financial statements and financial information for each of the three years ended December 31, 2004, including quarterly information for 2004 and 2003, and certain selected financial data for the years 2001 and 2000. U.S. Cellular and its audit committee also concluded that U.S. Cellular would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005 to restate the financial statements and financial information included therein. As a result, U.S. Cellular was unable to file its Form 10-Q for the quarter ended September 30, 2005 by the extended due date of November 14, 2005.

Also as previously disclosed, the restatements and the late filing of the Form 10-Q resulted in technical defaults under the Amended and Restated Revolving Credit Agreement dated December 9, 2004 between U.S. Cellular and certain lenders (the "U.S. Cellular Revolving Credit Agreement"). As a result, U.S. Cellular became unable to make borrowings under the U.S. Cellular Revolving Credit Agreement until it received waivers of such defaults.

Due to the unavailability of the U.S. Cellular Revolving Credit Agreement, on November 9, 2005, U.S. Cellular entered into the Intercompany Revolving Credit Agreement with TDS in order to permit U.S. Cellular to borrow funds from TDS for U.S. Cellular's financing requirements until such waivers were received from the lenders under the U.S. Cellular Revolving Credit Agreement.

On December 23, 2005, U.S. Cellular obtained waivers from the lenders under such U.S. Cellular Revolving Credit Agreement. As a result of the receipt of such waivers, U.S. Cellular became able to make borrowings under such U.S. Cellular Revolving Credit Agreement.

Also on December 23, 2005, U.S. Cellular borrowed $145 million under the U.S. Cellular Revolving Credit Agreement. The terms of the U.S. Cellular Revolving Credit Agreement are hereby incorporated by reference from U.S. Cellular's Form 8-K dated December 9, 2004, including Exhibit 4.1 to such Form 8-K which includes a copy of such U.S. Cellular Revolving Credit Agreement.

U.S. Cellular used $40 million of such borrowings for general corporate purposes and used $105 million of such borrowings to repay the principal amount due to TDS under the Intercompany Revolving Credit Agreement. Pursuant to its terms, such Intercompany Revolving Credit Agreement was terminated as a result of the receipt of the aforementioned waivers and the repayment by U.S. Cellular of the outstanding borrowings on December 23, 2005. Accordingly, the Intercompany Revolving Credit Agreement is no longer in effect. The terms of the Intercompany Revolving Credit Agreement are hereby incorporated by reference from U.S. Cellular's Form 8-K dated November 9, 2005, including Exhibit 4.1 to such Form 8-K which includes a copy of such Intercompany Revolving Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.02 are hereby incorporated by reference into this Item 2.03 to report events on December 23, 2005 within four business days thereof.

Item 8.01. Other Matters

a.	Waivers under Forward Contracts

The restatements discussed under Item 1.02 also resulted in technical defaults under certain forward contracts between a subsidiary of U.S. Cellular and a counterparty. This information in this Item 8.01(a) is being filed to voluntarily report that, on December 28, 2005, TDS and U.S. Cellular obtained waivers from the counterparty under such forward contracts.

b.	Exchange between ALLTEL and U.S. Cellular

The information in this Item 8.01(b) is being filed to voluntarily report that, on December 19, 2005, U.S. Cellular completed an exchange with Alltel Corporation. A copy of the press release announcing such exchange dated December 20, 2005 is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Under the agreement, U.S. Cellular acquired fifteen Rural Service Area ("RSA") markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $50 million in cash, subject to working capital adjustments. U.S. Cellular will record the transaction in the fourth quarter of 2005 and, subject to the results of the valuation analysis which is currently underway, expects to report a pre-tax gain that will increase operating income by approximately $42 - $47 million. The gain represents the excess of the estimated fair value of the assets and liabilities received over the amount of cash and net book value of the assets and liabilities delivered in the exchange.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: December 29, 2005

By:	/s/ Kenneth R. Meyers

Kenneth R. Meyers
Executive Vice President-Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX The following exhibits are filed herewith as noted below.

Exhibit Number	Description of Exhibit
99.1	Press Release dated December 20, 2005.
99.2	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement